Exhibit 99.2

C. Patrick DeWitt
Chief Executive Officer

February 06, 2008

Robert H. Brumley
President and CEO
TerreStar Networks
One Discovery Square
12010 Sunset Hills Road, Suite 600
Reston, VA 20190

Dear Mr. Brumley:

As you are aware, the construction of TerreStar-1 satellite is at a very advanced stage, in fact, as of today the main body is 100% complete, reference performance testing is underway, and TS-1 is scheduled to enter TVAC on February 16, 2008. Throughout the course of the satellite build, as we encountered schedule challenges, we have worked in conjunction with your team to manage those challenges so as to mitigate any schedule impact. Until very recently, we believed these efforts had succeeded in assuring that we could deliver TS-1 in August 2008 pursuant to the revised schedule. However, although we have retired the schedule risk for two of the three issues that caused the prior delay (S Band low noise amplifiers and oscillators), the S Band feed array continues to pose a significant delay risk. We therefore notify you that we will not be able to meet the August 2008 delivery date for TS-1. Our current schedule calls for a November 2008 delivery date, but as discussed below, that date remains at risk until additional testing is complete.

As you will remember, the S-band feed array is a new design requiring a full qualification program. While previous problems with the manufacture of key components of the feed array have been resolved, high power testing of the qualification model indicated that the feed array was not performing correctly. The qualification model is currently undergoing root cause analysis and we believe we have identified the likely cause. As a result, some design changes have been identified and are being validated by test on non-flight hardware. Once these validation tests are successfully completed, the flight model will be reworked. Our current projection shows that the flight model will undergo high power testing in the late March-early April time period. SS/L is aggressively working the feed array schedule to minimize the overall program impact and believes a November 2008 delivery of TS-1 is possible. However, until the completion of high power testing of the flight model we will not be able to determine whether the risks around that delivery date have been retired.

Letter to Mr. Robert H. Brumley

February 06, 2008

We have and will continue to undertake every effort to mitigate delays resulting from technological challenges associated with the TerreStar program. We firmly believe that the quality of the product we deliver is of supreme importance. Please be assured that we will not make any compromise on the quality of the satellite in the interest of schedule. We will keep you apprised of the progress on the above issue as we progress with the test program on the satellite.

Sincerely,
Space Systems/Loral

/s/ C.P. DeWitt
C.P. DeWitt
Chief Executive Officer

cc: Dennis Matheson